MESABA HOLDINGS, INC.
                          7501 26th Avenue South
                       Minneapolis, Minnesota  55450


July 27, 2001

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Mesaba Holdings, Inc., to be held at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, on Friday, August 24, 2001, at 10:00 a.m.

        At the meeting you will be asked to vote for the election of two Class One directors and to ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 2002.

        I encourage you to vote FOR each of the nominees for director and FOR ratification of the appointment of Arthur Andersen LLP. Whether or not you are able to attend the meeting in person, I also urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.

                                                Sincerely,


                                                Paul F. Foley
                                                Chief Executive Officer

                             MESABA HOLDINGS, INC.
         NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - AUGUST 24, 2001
                             ____________________

         The Annual Meeting of Shareholders of Mesaba Holdings, Inc. (the "Company") will be held at 10:00 a.m. on Friday, August 24, 2001 at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:

       1. To elect two Class One directors, each for a term of three years.

       2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 2002.

       3. To transact such other business as may properly come before the meeting.

        Only shareholders of record at the close of business on June 29, 2001 are entitled to notice of and to vote at the meeting.

        Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and if you attend the meeting in person, your executed proxy will be returned to you upon request.


                                       By Order of the Board of Directors
                                       John S. Fredericksen
                                       Secretary

Dated:  July 27, 2001

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEAR(S) THEREON AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                             MESABA HOLDINGS, INC.
                            7501 26th Avenue South
                           Minneapolis, Minnesota  55450
                                 _____________

                                 PROXY STATEMENT
                                       FOR
                          ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                AUGUST 24, 2001
                          ____________________________

                                  INTRODUCTION

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mesaba Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota on Friday, August 24, 2001 at 10:00 a.m., and at any adjournment thereof.

        All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted FOR the election of the nominees for director named herein and FOR ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the year ending March 31, 2002, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but not for purposes of calculating the vote with respect to such matter.

        Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company; by executing a later-dated proxy; or by attending the meeting and giving oral notice to the Secretary of the Company.

        The Board of Directors of the Company has fixed the close of business on June 29, 2001 as the record date for determining the holders of Common Stock entitled to vote at the meeting. On that date, there were 20,288,141 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote at the meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about July 27, 2001.

                       ELECTION OF DIRECTORS

NOMINATION AND CLASSIFICATION

        The Company's Board of Directors is divided into three separate classes. The terms of the Class One directors expire at the meeting and the Company's Board of Directors has nominated Pierson M. Grieve and Raymond W. Zehr, Jr. to serve as Class One directors. Each Class One director will be elected to serve until the annual meeting of shareholders to be held in 2004 and until a successor is elected and qualified. The terms of the Class Two and Class Three directors expire in 2002 and 2003, respectively. Each of the Company's directors also serves as a director of the Company's wholly owned subsidiary, Mesaba Aviation, Inc. ("Mesaba Aviation"). All nominees have agreed to stand for election at the meeting.

        One of the nominees, Pierson M. Grieve, has been nominated pursuant to a provision of the Regional Jet Services Agreement between the Company, Mesaba Aviation and Northwest Airlines, Inc. The agreement requires the Company to nominate and recommend for election a sufficient number of directors designated by Northwest so that if such directors were elected, there would be three directors designated by Northwest serving on the Board of Directors of the Company and of Mesaba Aviation. Richard H. Anderson and Douglas M. Steenland, who are currently serving as directors, are also Northwest designees. See "Certain Transactions" for additional information regarding the agreement.

        All proxies will be voted in favor of the two nominees, unless a contrary choice is specified on the proxy. If, prior to the annual meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board. The election of each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting.

INFORMATION ABOUT NOMINEES

        The names of the nominees, their principal occupations, and certain other information regarding the nominees set forth below is based upon information furnished to the Company by the respective nominees.

        PIERSON M. GRIEVE, age 73, a Class One director, was appointed as a director of the Company in October 1999. Mr. Grieve has been a member of Palladium Equity Partners, LLC, a New York private investment firm, since November 1998. He was Chairman of the Metropolitan Airports Commission - State of Minnesota from April 1995 to April 1999. He is currently a director of the St. Paul Companies and NRG, Inc.

        RAYMOND W. ZEHR, JR., age 54, a Class One director, was elected a director of the Company in June 1995. Mr. Zehr has been Vice President of Pohlad Companies since 1987, and in various other capacities in Pohlad Companies since 1971. He is also Chief Investment Manager of CRP Holdings, LLC, and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club.

INFORMATION ABOUT CONTINUING DIRECTORS

        The following information regarding the directors of the Company whose terms do not expire at the meeting is based upon information furnished to the Company by the respective directors.

        RICHARD H. ANDERSON, age 46, a Class Three director, was appointed as a director of the Company in August 1999. Mr. Anderson was named Chief Executive Officer of NWA, Inc. and Northwest Airlines Corporation in February 2001 and previously served as Executive Vice President and Chief Operating Officer of Northwest Airlines and in various other capacities for Northwest Airlines since November 1990.

        DONLAD E. BENSON, age 71, a Class Two director, was elected a director of the Company in June 1995. Mr. Benson has been Executive Vice President and a director of Marquette Bancshares, Inc. since January 1993 and with predecessor organizations since 1968. Mr. Benson is also a director of National Mercantile Bancorp, Mass Mutual Corporate Investors, Mass Mutual Participation Investors, and a director and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club.

        PAUL F. FOLEY, age 48, a Class Three director, was appointed as a director of the Company in October 1999. Mr. Foley has been the President and Chief Executive Officer of the Company since October 1999. He was Vice President Operations Support of Atlas Air from December 1996 to September 1999, and Group Vice President - North America of Lufthansa Service Group from January 1992 to December 1996.

        CARL R. POHLAD, age 85, a Class Two director, was elected a director of the Company in February 1995. Mr. Pohlad has been President and a director of Marquette Bancshares, Inc. since 1993. Prior to 1993, Mr. Pohlad was President and Chief Executive Officer of Marquette Bank Minneapolis and Bank Shares Incorporated. Mr. Pohlad is also an owner, director and the President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club, and is a director of Genmar Holdings, Inc.

        ROBERT C. POHLAD, age 47, a Class Three director, was elected a director of the Company in September 1995. Mr. Pohlad has been President of Pohlad Companies since 1987. Mr. Pohlad became the Chief Executive Officer of PepsiAmericas, Inc. (formerly Whitman Corporation) on November 30, 2000 and was named Vice Chairman of PepsiAmericas, Inc. in January, 2001. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of P-Americas, Inc. from 1998 until P-Americas, Inc. became a wholly owned subsidiary of PepsiAmericas, Inc. Mr. Pohlad was the Chief Executive Officer and a director of Delta Beverage Group, Inc., a subsidiary of P-Americas, Inc., from 1998 to May 2001.

        DOUGLAS M. STEENLAND, age 49, a Class Two director, was appointed as a director of the Company in October 1999. Mr. Steenland was named President of Northwest Airlines Corporation in February 2001 and previously served as Executive Vice President of Northwest Airlines and in various other capacities for Northwest Airlines since July 1991.

COMMITTEES

        The Board of Directors has established Executive, Audit, Safety, Compensation, Nominating and Affiliated Transactions Committees.

        The members of the Executive Committee are Paul F. Foley, Richard
H. Anderson and Carl R. Pohlad. The Executive Committee is delegated the full and complete powers of the Board of Directors to act in place of the full Board during all periods between regularly scheduled meetings of the Board and at any other time at which a meeting of the full Board is not practicable for any reason. Mr. Pohlad was appointed to the Executive Committee in October, 1995. Messrs. Foley and Anderson were appointed to the Executive Committee in October 1999.

        The members of the Audit Committee are Donald E. Benson, Pierson M. Grieve and Raymond W. Zehr, Jr. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the
Company in consultation with the Company's accounting staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and
auditing policy and procedures.   Mr. Zehr was appointed to the Audit
Committee in October 1995 and Messrs. Benson and Grieve were appointed to the Audit Committee in October 1999.

        The members of the Safety Committee are Douglas M. Steenland, Robert C. Pohlad and Raymond W. Zehr, Jr. The Safety Committee is also empowered to review safety and regulatory compliance issues. Messrs. Steenland, Pohlad and Zehr were appointed to the Safety Committee in October 1999.

        The members of the Compensation Committee are Donald E. Benson, Raymond W. Zehr, Jr. and Richard H. Anderson. The Compensation Committee is authorized by the Board of Directors to establish general levels of compensation for all employees of the Company, to set the annual salary of each of the executive officers of the Company, including bonus and incentive programs, to grant options and to otherwise administer the Company's stock option plans, and to review and approve compensation and benefit plans of the Company. The Compensation Committee consists exclusively of non-employee directors. Messrs. Benson and Zehr were appointed to the Compensation Committee in October 1995. Mr. Anderson was appointed to the Compensation Committee in October 1999.

        The members of the Nominating Committee are Carl R. Pohlad and Douglas M. Steenland. The Nominating Committee is authorized by the Board of Directors to recommend the structure and makeup of the Board of Directors and recommends the nomination of members to the Board to fill vacancies or for election by the shareholders of the Company. Pursuant to the Company's Bylaws, the Nominating Committee will consider nominees proposed by shareholders in accordance with the procedures outlined in the Bylaws. Messrs. Pohlad and Steenland were appointed to the Nominating Committee in October 1995 and October 1999, respectively.

        The members of the Affiliated Transactions Committee are Donald E. Benson, Robert C. Pohlad, Raymond W. Zehr, Jr. and Pierson M. Grieve. The Affiliated Transactions Committee is authorized by the Board of Directors to make recommendations to the Board of Directors on any actions relating to Northwest Airlines, Inc. or its affiliates. Messrs. Benson, Pohlad and Zehr were appointed to the Affiliated Transactions Committee in October 1995. Mr. Grieve was appointed to the Affiliated Transactions Committee in October 1999.

        A special committee was appointed by the Board of Directors on May 5, 2000, to study strategic growth options. Members of that committee were Donald E. Benson, Pierson M. Grieve and Raymond W. Zehr, Jr. Following the receipt of a buyout offer from Northwest Airlines on November 1, 2000, the special committee was reconstituted to consider the Northwest proposal, and Carl R. Pohlad and Robert C. Pohlad were added as members of the committee.

        During the fiscal year ended March 31, 2001, the Board of Directors held six meetings, the Safety Committee held six meetings, the Executive Committee held five meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting and the Nominating Committee held one meeting. The Affiliated Transactions Committee did not meet during the year. Each of the directors attended at least 75% of the meetings of the Board and each committee of which he was a member held during the period of his Board membership in the fiscal year ended March 31, 2001.

COMPENSATION OF DIRECTORS

        Directors who are not employees of the Company receive a fee of $6,250 per quarter and are reimbursed for out-of-pocket expenses incurred in performing their duties as directors, except for two of the Northwest Airlines, Inc. designees, Messrs. Anderson and Steenland, who do not receive director's fees. Mr. Carl R. Pohlad received $265,000 as compensation for serving as Chairman of the Board during the fiscal year ended March 31, 2001. Mr. Carl R. Pohlad was automatically granted options to purchase 18,000 shares of the Company's Common Stock under the 1996 Director Stock Option Plan on October 9, 2000, at an exercise price of $11.44 per share. Mr. Benson, Mr. Grieve, Mr. Robert C. Pohlad and Mr. Zehr were each automatically granted options to purchase 9,000 shares of the Company's Common Stock under the 1996 Director Stock Option Plan on October 9, 2000, at an exercise price of $11.44 per share. The options have a term of six years and become fully exercisable on the first anniversary of the date of grant. Messrs. Anderson and Steenland have waived their rights to receive options under the 1996 Director Stock Option Plan.

                       COMPANY STOCK PERFORMANCE

        The following graph provides a five-year comparison of the total cumulative returns for the Company's Common Stock, the CRSP Index for the Nasdaq Stock Market (U.S. companies), and the CRSP Index for air carriers traded on the Nasdaq Stock Market. The CRSP Indexes are prepared by the Center for Research in Security Prices of the University of Chicago. The total cumulative return for each period is based on the investment of $100 on March 29, 1996, assuming compounded daily returns and the reinvestment of all dividends.

              Comparison of Five-Year Cumulative Total Returns



CRSP Total Returns Index for:

                     03/31/96  03/31/97  03/31/98  03/31/99  03/31/00  03/31/01
                     --------  --------  --------  --------  --------  --------

Mesaba Holdings, Inc.   100.0     103.3     279.4     178.8     152.5     148.3
Nasdaq Stock Index      100.0     111.1     168.5     227.6     423.3     169.3
Air Carrier Index       100.0      70.6     115.4      92.0      94.0      28.3

_________  Company Common Stock

_ _ _ _ _  Nasdaq Stock Index

---------  Air Carrier Index

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of July 15, 2001 and each person has sole voting and investment power as to the shares shown. For the purposes of this proxy statement, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes any shares as to which the person has sole or shared investment power and any shares which the person has the right to acquire within 60 days of July 15, 2001, through the exercise of any stock option or other right.


Name and address                       Number            Percentage
of beneficial owner                of shares owned
------------------------------  ------------------      ------------
Northwest Airlines Corporation        9,809,035(1)            40.14%
2700 Lone Oak Pkwy
Eagan, MN 55121

PAR Investment Partners, L.P.         2,124,500(2)            10.47%
One Financial Center, Suite 1600
Boston, MA  02111

Carl R. Pohlad                        1,957,715(3)             9.62%
Pohlad Companies
60 South Sixth Street, Suite 3800
Minneapolis, Minnesota  55402

Raymond W. Zehr, Jr.                    193,000(4)            *

John S. Fredericksen                     87,750(5)            *

Paul F. Foley                            84,500(6)            *

Donald E. Benson                         67,750(7)            *

Robert C. Pohlad                         58,000(8)            *

Scott R. Bussell                         49,250(9)            *

Pierson M. Grieve                        45,000(10)           *

Scott L. Durgin                          38,750(11)           *

Robert E. Weil                            9,750(12)           *

Richard H. Anderson                       1,500(13)           *

Douglas M. Steenland                          0               -

All directors and executive
officers as a group (17 persons)      2,633,715(14)           12.71%
__________________________________
*  Less than 1%.

(1) Consists of 5,657,113 shares held by an indirect subsidiary, Northwest Aircraft, Inc., and warrants to purchase 4,151,922 shares exercisable within 60 days held by an indirect subsidiary, Northwest Airlines, Inc.

(2) Based on a Schedule 13G dated June 25, 2001 filed jointly on behalf of PAR Investment Partners, L.P. and its general partners, PAR Group, L.P. and PAR Capital Management, Inc.

(3) Includes 62,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(4) Includes 43,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(5) Includes 60,500 shares which may be purchased pursuant to stock options exercisable within 60 days.

(6) Includes 55,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(7) Includes 43,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(8) Includes 43,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(9) Consists of shares which may be purchased pursuant to stock options exercisable within 60 days.

(10) Consists of 20,000 shares held indirectly in a trust of which Mr. Grieve is a beneficiary and trustee, 15,000 shares held indirectly in a trust of which Mr. Grieve's spouse is a beneficiary and trustee, and 10,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(11) Includes 33,750 shares which may be purchased pursuant to stock options exercisable within 60 days.

(12) Includes 6,750 shares which may be purchased pursuant to stock options exercisable within 60 days.

(13)    Consists of shares held in a trust for the benefit of Mr.
        Anderson's children. Mr. Anderson's spouse is trustee of the trust. Mr. Anderson disclaims beneficial ownership of these shares.

(14) Includes shares which may be purchased pursuant to stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Initial reports on Form 3 are required to be filed within 10 days of an individual becoming a director, executive officer or owner of 10% or more of the Company's Common Stock. Reports of changes in ownership are required to be filed within the first 10 days of the month succeeding the month in which a change occurs. To the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners required through the end of the Company's fiscal year ended March 31, 2001 were completed on a timely basis.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

        The following table discloses the annual and long-term compensation received in each of the last three fiscal years by (i) all persons serving in the capacity of Chief Executive Officer of the Company during the last fiscal year, (ii) the Company's four most highly compensated executive officers, in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year, and (iii) any executive officer of the Company who resigned during the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year.

                                                                      Long-term
                                          Annual Compensation       Compensation
                                                                        Awards
                                                                      Securities
Name and Principal             Fiscal                 Incentive       Underlying   All Other
Position                         Year     Salary    Compensation(1)   Options/#   Compensation
---------------------          --------  ---------  ---------------  -----------  -------------
Paul F. Foley                    2001     $ 265,770    $       - (1)      70,000     $ 114,775(2)
Chief Executive Officer of the   2000       103,912      312,500 (3)(4)  150,000         9,826(5)
Company and Mesaba Aviation      1999             -            -                             -               -

John S. Fredericksen             2001     $ 178,154    $   51,000(1)(6)   20,000      $   5,344(7)
Executive Vice President,        2000       163,076       123,600(3)(8)   30,000          5,455(7)
Administration; General Counsel  1999       141,135        40,000         15,000          4,079(7)
and Secretary of the Company
and Mesaba Aviation

Scott L. Durgin                  2001     $ 141,523    $   33,000(1)(6)   15,000      $   1,793(7)
Vice President, Customer Service 2000       119,855        79,240         15,000          1,798(7)
of Mesaba Aviation               1999       104,135        33,600         15,000          1,559(7)

Robert E. Weil                   2001     $ 149,688             - (1)     15,000      $     609(7)
Vice President - Finance and     2000        27,885        13,050         15,000`             -
Chief Financial Officer of the   1999             -             -              -              -
Company and Mesaba Aviation

Scott R. Bussell                 2001     $ 104,473    $   18,250(1)(6)   15,000      $   1,567(7)
Vice President, Technical        2000        72,677        39,300(3)(10)   5,000          1,090(7)
operations of Mesaba Aviation    1999        70,423        16,000          5,000              -

____________________

(1) At the date of this proxy statement, the Board of Directors had not finalized the annual incentive compensation awards for the fiscal year ended March 31, 2001.

(2) Consists of temporary living and travel expenses of $112,712 and matching contributions of $2,063 made by the Company on behalf of Mr. Foley pursuant to the company's 401(k) Retirement Savings Plan.

(3) Incentive compensation for services rendered has been included as compensation for the year earned even though a portion of such compensation was actually paid in the following year. Incentive compensation is based upon the achievement by the Company and the individual of certain profitability and operational goals as
        described under "Compensation      Committee Report on Executive
        Compensation."

(4)     Includes $200,000 attributable to a signing bonus.

(5)     Consists of temporary living and travel expenses.

(6)     Consists of a retention bonus.

(7) Consists of matching contributions made by the Company on behalf of such executive officer pursuant to the Company's 401(k) Retirement Savings Plan.

(8)     Includes $34,000 attributable to a retention bonus.

(9)     Includes $22,000 attributable to a retention bonus.

(10)    Includes $10,950 attributable to a retention bonus.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options granted during the fiscal year ended March 31, 2001.


                                                Individual Grants
                        -------------------------------------------------------
                         Number of                                               Potential Realizable Value
                        Securities  Percent of Total                             at Assumed Annual Rates of
                        Underlying  Options Granted                               Stock Price Appreciation
                         Options     to Employees        Exercise    Expiration      for Option Term(2)
         Name           Granted(1)  in Fiscal Year      Price($/sh)     Date          5%            10%
 ---------------------  ----------  ----------------    -----------  ----------  ------------  ------------
Paul F. Foley           70,000          22.6%            $9.53         6/28/06      $226,878      $ 514,708
John S. Fredericksen    20,000           6.5%            $9.53         6/28/06      $ 64,822      $ 147,060
Scott L.Durgin          15,000           4.8%            $9.53         6/28/06      $ 48,617      $ 110,295
Scott R. Bussell        15,000           4.8%            $9.53         6/28/06      $ 48,617      $ 110,295
Robert E. Weil          15,000           4.8%            $9.53         6/28/06      $ 48,617      $ 110,295

____________________

(1)     Represents options granted under the Company's 1994 Stock Option Plan.

(2) These amounts are based on the assumed rates of appreciation as suggested by the rules of the Securities and Exchange Commission and do not represent a prediction by the Company of future stock prices. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock.

AGGREGATE OPTION EXWECIAWS IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to the exercise of stock options during the fiscal year ended March 31, 2001 and the value of unexercised stock options held at the end of such fiscal year.


                                                     Number of Securities
                                                           Underlying              Value of Unexercised
                          Shares                     Unexercised Options at       In-the-Money Options at
                         Acquired       Value            March 31, 2001             March 31, 2001(2)
Name                   on Exercise  Realized(1)(2)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------  -----------  --------------  -----------  -------------  -----------  -------------

Paul F. Foley           -            -              30,000       190,000        $43,050      $283,850
John S. Fredericksen    -            -              43,500        76,500        $78,188      $ 28,688
Scott L. Durgin         -            -              24,000        43,500        $33,120      $ 16,560
Scott R. Bussell        -            -              39,000        31,000        $78,875      $ 23,625
Robert E. Weil          -            -               3,000        27,000              -      $ 23,910

____________________

(1) The exercise price of options granted under the Company's option plans may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted under the plans may be paid pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Value is calculated as the excess of the market value of the Common Stock at the date of exercise or March 30, 2001, as the case may be, over the exercise price. The closing price per share of the Company's Common Stock on March 30, 2001, as quoted on the Nasdaq Stock Market, was $11.125.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiary during the fiscal year ended March 31, 2001. No executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors during the fiscal year ended March 31, 2001.

                             CERTAIN TRANSACTIONS

        Northwest Airlines Corporation is the beneficial owner of more than 5% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Mesaba Aviation, the Company's wholly owned subsidiary, and Northwest Airlines, Inc. ("Northwest"), an indirect subsidiary of Northwest Airlines Corporation, are parties to an Airline Services Agreement, dated as of July 1, 1997 (the "Airlink Agreement"). The Airlink Agreement provides exclusive rights to designated service areas and support in acquiring new aircraft and equipment. Mesaba Aviation became the exclusive provider of Airlink service for Northwest's Minneapolis/St. Paul hub beginning August 1,
1997. Under the Airlink Agreement, substantially all of Mesaba Aviation's revenues are collected by Northwest and remitted to Mesaba Aviation semi-monthly, based on Mesaba Aviation's available seat miles and the number of revenue passengers enplaned. Mesaba Aviation's flights appear in Northwest's timetables and Mesaba Aviation receives ticketing and certain check-in, baggage and freight-handling services from Northwest at certain airports. Mesaba Aviation also benefits from its relationship with Northwest through advertising and marketing programs. In addition, Mesaba Aviation receives its computerized reservations services from Northwest. The Airlink Agreement extends through June 30, 2007, and continues indefinitely thereafter, subject to termination by either party on 365 days' notice given at any time after July 1, 2000.

        As consideration for entering into the Airlink Agreement, the Company issued a warrant to Northwest on October 17, 1997, for the purchase of 1,320,000 shares of the Company's Common Stock at an initial exercise price of $9.42 per share, the closing price of the stock on the date the warrant was issued. The warrant was fully exercisable upon issuance and expires at 5:00 p.m. Minneapolis time, on July 1, 2007.

        The Company, Mesaba Aviation and Northwest entered into a Regional Jet Services Agreement, dated October 25, 1996 and amended April 1, 1998 and June 2, 1998 (the "Regional Jet Agreement"), under which Mesaba Aviation operates 36 Avro RJ85 regional jets for Northwest. The aircraft, which are configured in a 69 seat, two class cabin, are leased or subleased by Mesaba Aviation from Northwest. The Regional Jet Agreement provides for a total of 36 aircraft. The aircraft are operated as Northwest Jet Airlink from the Minneapolis/St. Paul, Detroit and Memphis hubs according to routes and schedules determined by Northwest, and all flights are designated as Northwest flights using Northwest's designator code.

        Under the Regional Jet Agreement, Mesaba Aviation is responsible for providing all flight and cabin crews, dispatch control, aircraft maintenance and repair services and hull and passenger liability insurance. Northwest provides passenger and gate check-in, aircraft loading and unloading, ticketing, ramp services and fuel and fueling services, or will compensate Mesaba Aviation for providing such services.

        As consideration for entering into the Regional Jet Agreement, the Company issued a warrant to Northwest on October 25, 1996, for the purchase of 922,500 shares of the Company's Common Stock at an initial exercise price of $7.25 per share, the closing price of the stock on the date the warrant was issued. The warrant became fully exercisable in May 1998. In connection with the amendments to the Regional Jet Agreement, the Company issued additional warrants to Northwest on April 1, 1998 and June 2, 1998, for the purchase of 474,192 shares and 1,435,230 shares, respectively, of the Company's Common Stock at an initial exercise price of $21.25 per share. The April 1, 1998 warrant became fully exercisable in October 1998. The June 2, 1998 warrant became fully exercisable in May 2000. All three warrants expire at 5:00 p.m. Minneapolis time, on October 25, 2006.

        The Regional Jet Agreement continues in effect until October 25, 2006, unless terminated earlier in accordance with its provisions. The Regional Jet Agreement may be terminated immediately by Mesaba Aviation or Northwest in the event that the other party is the subject of a bankruptcy proceeding or is divested of a substantial part of its assets. In the event of a breach of a non-monetary provision of the Regional Jet
Agreement which remains uncured for a period of more than 30 days after receipt of written notification of such default, or the breach of a monetary provision which remains uncured for a period of more than 10 days after receipt of written notification of such default, the non-defaulting party may terminate the agreement. Northwest may terminate the Regional Jet Agreement as of the sixth anniversary of the effective date of the first jet aircraft lease if Northwest gives a termination notice to Mesaba Aviation not less than 180 days nor more than 365 days prior to such sixth anniversary. Northwest may also terminate the Regional Jet Agreement in the event of certain lease and other performance defaults, change in control events, revocation or failure to obtain DOT certification, or failure to elect a chief executive officer of the Company and Mesaba Aviation reasonably acceptable to Northwest.

                COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee consists of three independent, non-employee directors appointed by the Board of Directors. Messrs. Benson and Zehr were elected to the Compensation Committee by the Board of Directors in October 1995 and Mr. Anderson was elected to the Compensation Committee by the Board of Directors in October 1999. None of the current members of the Compensation Committee participated in decisions pertaining to compensation made prior to their joining the Board. The Committee has been authorized by the Board of Directors to set the annual salary and incentive compensation of each of the executive officers of the Company, to grant stock options to officers and key employees under the Company's option plans and to review and approve overall compensation levels and benefit plans of the Company.

COMPENSATION PHILOSOPHY

        The Company's executive compensation policies, as endorsed by the Compensation Committee, are designed to: Attract, motivate and retain executives whom the Committee believes are critical to the long-term success of the Company;

         - Reward individual contributions to the Company's accomplishment of certain profit and operational goals;

         - Promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while providing a level of compensation opportunity that is competitive with companies of similar profitability, complexity and size; and

        - Provide an opportunity to own the Company's Common Stock so that executives will have common interests with the Company's shareholders.

        The Compensation Committee believes that each of these factors is important to the financial performance of the Company. In implementing its executive compensation program, the Company and the Committee seek to link executive compensation directly to earnings performance and, consequently, to increases in shareholder value.

        The components of the Company's current executive compensation program are comprised of base salary, cash incentive compensation and long-term incentive awards in the form of stock option grants.

BASE SALARY AND CAH INCENTIVE COMPENSATION

        The Compensation Committee establishes, for recommendation to the Board of Directors, the base salary and incentive compensation of the Chief Executive Officer and approves the salaries and incentive compensation of the other executive officers as recommended by the Chief Executive Officer. Base salary levels, including that of the Chief Executive Officer, are reviewed annually by the Committee and adjusted based upon competitive market factors and the officer's ability to contribute to the overall success of the Company's mission. Incentive compensation is based on the individual's contribution to the Company's annual performance, as measured against goals to be determined at the beginning of each fiscal year and approved by the Board. Incentive compensation generally will not exceed 40% of an officer's base salary, although senior executive officers may on occasion receive a larger portion of their total compensation through incentive compensation than from salary, thereby placing a greater percentage of their compensation at risk while more closely aligning their interests with the interests of the Company's shareholders. The Chairman, with the approval of the Compensation Committee, may authorize special incentive payments.

        In making its compensation decisions for fiscal 2001, the Compensation Committee considered individual job performance and the financial performance of the Company and did not use any predetermined formula or assign any particular weight to any specific factors in setting compensation.

        Mr. Foley became an officer of the Company on October 1, 1999, after a national search. His fiscal year 2001 base salary was set at $275,000. Mr. Foley's total compensation package includes base salary, cash incentive compensation and long-term incentive awards in the form of stock options and is determined after a review of competitive market factors. The Compensation Committee analyzes many databases and combinations of databases containing information on regional airlines and similarly sized companies in other industries. At the date of this proxy statement, Mr. Foley's incentive compensation for fiscal year 2001 had not yet been finalized.

LONG-TERM INCENTIVE COMPENSATION

        The Company's stock option program is intended to strengthen the Company's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock. The Committee believes that stock option grants allow executives and key employees to participate in the success of the Company and link their interests directly with those of the shareholders. If there is no price appreciation in the Company's Common Stock, option holders receive no benefit, because stock options are granted with an exercise price equal to the fair market value of the Common Stock on the day of grant. The number of stock options granted to executives, including the Chief Executive Officer, is based primarily on base salary level, the number of options previously granted, individual performance and the Company's financial performance during the year. The executive officers named in the Summary Compensation Table who received options in fiscal 2001 were granted options principally to secure their commitment to the future success of the Company.

                                             Respectfully submitted,

                                             THE COMPENSATION COMMITTEE

                                             Donald E. Benson
                                             Raymond W. Zehr, Jr.
                                             Richard H. Anderson

                      REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists of three members who are neither officers nor employees of the Company, and who meet the independence requirement of the Nasdaq Stock Market. Information about the committee members and their duties is provided on pages 2 through 4 of this document.

        The Audit Committee met four times during the fiscal year ended March 31, 2001 with Arthur Andersen LLP and management and reviewed a wide range of issues. The Audit Committee recommended the appointment of Arthur Andersen LLP as the Company's independent public accountants, and considered factors relating to their independence.

        The Audit Committee, together with management and representatives of Arthur Andersen LLP, has reviewed and discussed the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001. The Audit Committee has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," and has received and discussed the written disclosure and letter from Arthur Andersen LLP required by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," describing that firm's independence from, and relationships with, the Company. Based on the review and discussions referred to above, the members of the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also determined that Arthur Andersen LLP's fees and services are consistent with the maintenance of their independence as the Company's certified public accountants. The Audit Committee adopted a new charter in May 2000. A copy of the Audit Committee charter is attached as Appendix A to this Proxy Statement.

                                         Respectfully submitted,

                                         THE AUDIT COMMITTEE


                                         Donald E. Benson
                                         Pierson M. Grieve
                                         Raymond W. Zehr, Jr.

                             RATIFICATION OF
             SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the year ending March 31, 2002. A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. Ratification of the appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. If the shareholders do not ratify the selection of Arthur Andersen LLP, another firm of independent public accountants will be selected by the Board of Directors. Representatives of Arthur Andersen LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

AUDIT FEES

        The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2001 and the reviews of the financial statements included in the Company's Form 10-Q filings for that fiscal year were $129,000.

FINANCIAL INFORMATION SYSTEMS DESIG AND IMPLEMENTATION FEES

        Arthur Andersen LLP did not provide the Company with any services relating to the design or implementation of hardware or software systems during the fiscal year ended March 31, 2001.

ALL OTHER FEES

        The aggregate fees billed for services rendered by Arthur Andersen LLP, other than the services described in the preceding two paragraphs, for the fiscal year ended March 31, 2001 were $338,650.

INDEPENDENCE

        The Audit Committee has determined that the provisions of services covered by the foregoing fees is compatible with maintaining the principal accountant's independence. See "Report of the Audit Committee."

VOTING OF PROXIES AND EXPENSES

        The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

        The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

        Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

SHAREHOLDER PROPOSALS

        If a shareholder wishes to present a proposal for consideration for inclusion in the proxy statement for the 2002 annual meeting, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of the Company no later than March 29, 2002. All proposals must conform to the rules and regulations of the SEC. SEC Rule 14a-4(c)(1) provides that, if the proponent of a shareholder proposal fails to notify the Company at least 45 days prior to the month and day of the mailing of the prior year's proxy statement, management's proxies would be permitted to use their discretionary authority to vote on the proposal, if the proposal were raised at the next annual meeting without having been included in the proxy statement. For purposes of the Company's 2002 annual meeting, the deadline is June 12, 2002.

Dated:  July 27, 2001

                                                           APPENDIX A


                          MESABA HOLDINGS, INC.

                        AUDIT COMMITTEE CHARTER
________________________________________________________________________

ORGANIZATION

        The Audit Committee (the "Audit Committee") of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. A member of the Audit
Committee shall be considered independent if he or she (a) is not an officer or employee of the Company or its subsidiaries, (b) has no relationship to the Company that may interfere with the exercise of his or her independence from management and the Company, and (c) would not otherwise be not independent within the meaning of any listing requirements applicable to the Company. All Audit Committee members will be financially literate or becomes financially literate within a reasonable period of time after his or her appointment to the Audit Committee, and at least one member will have accounting or related financial management expertise.

STATEMENT OF POLICY

        The Audit Committee shall provide assistance to the Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality, objectivity and integrity of financial reports of the Company. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Directors, the independent auditors and the financial management of the Company. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as the shareholders' representatives, and, as such, the Board of Directors and the Audit Committee have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

RESPONSIBILITIES

        In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The Audit Committee is to act as the liaison between the Company's independent auditors and the full Board of Directors.

        In carrying out these responsibilities, the Audit Committee will:

        - Review and reassess this Charter as conditions dictate (at least annually).

        - Review and recommend to the Directors the independent auditors to be selected to audit the financial statements of the Company and its subsidiaries and in connection therewith, to evaluate the independence of the auditors, and to receive the auditors' specific representations as to their independence.

        - On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1,
          Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors.

        - Meet with the Company's independent auditors, including private meetings, as necessary (i) to review the arrangements for the annual audit and any special audits; (ii) to discuss any matters of concern brought to their attention relating to the Company's financial statements, including any adjustments to such statements recommended by the independent auditors, or other results of said audit(s); (iii) to consider the auditors' comments with respect to the Company's financial policies, procedures and internal accounting controls and management's responses thereto; and (iv) to review the form of opinion the auditors propose to render to the Board and shareholders.

        - Review with the independent auditors and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

        - Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

        - Periodically assess the need for an internal audit function.

        - Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

        - Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Audit
          Committee by the auditors. The chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

        - Review the financial statements contained in the annual report to shareholders with management and the Independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Audit Committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used.

        - Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial and accounting personnel, and the cooperation that the independent auditors received during the course of audit.

        - Report the results of the annual audit to the Board of Directors. If requested by the Board, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other Directors' questions (alternatively the other Directors, particularly the other independent Directors, may be invited to attend the Audit Committee meeting during which the results of the audit are reviewed).

        - Make and disclose such reports as may be required from time to time by the Securities and Exchange Commission.

        - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

        - Investigate any matter brought to its attention within the scope of its duties with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

Please detach here
-------------------------------------------------------------------------------


The Board of Directors Recommends a Vote FOR Proposals 1 and 2

1.  Election of Directors  01  PIERSON M. GRIEVE
                           02  RAYMOND W. ZEHR

                                     [ ] vote For         [ ] Vote WITHELD
                                         all nominees         from all nominees
                                         (except as marked)

(Instructions: To withhold authority to vote for any
indicated nominee, write the number(s)of the nominee(s)  ---------------------
in the box provided to the right                        |                     |
                                                         ---------------------

2. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2002.

                                           [ ] For     [ ] Against  [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [ ]
Indicate changes below:                           Date ________________________



                                               -------------------------------
                                              |                               |
                                               -------------------------------

                                               Sign in box


Please sign exactly as your name appears on this card. When shares are held by joint tennants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If a corporation, please give full corporate name and title of authorized officer signing this card. If a partnership, please give partnership name and title of authorized person signing this card.